EXHIBIT 99.(a)
Florida Power Corporation       NEWS RELEASE
Corporate Relations Department, St. Petersburg, Florida
Media contact: Karen Raihill -- (813) 866-5023

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         FLORIDA POWER CORPORATION ANNOUNCES ACQUISITION OF TIGER BAY FACILITY
                        TO ACHIEVE COST SAVINGS FOR CUSTOMERS

         St. Petersburg, FL (January 23, 1997) -- Under an agreement signed this week, Florida Power Corporation will acquire the 220-megawatt Tiger Bay cogeneration facility near Ft. Meade, Florida. The plant is being sold for $445 million.

         Tiger Bay is Florida Power's largest cogeneration power supplier, representing more than 20 percent of the 1,050 megawatts of total capacity that the company receives from 16 cogenerators. Buying this facility is expected to result in customer savings in the range of more than $2 billion over the life of the existing contract that runs to 2025.

         Like many utilities, Florida Power became obligated in the 1980s to sign long-term purchase power contracts with nonutility power producers, such as Tiger Bay, to comply with the 1978 Public Utility Regulatory Policies Act. Over the last several years, reductions in generating costs have come about by lower-than-expected natural gas costs, lower construction costs, and more efficient power plant technology. Purchase power costs are now significantly higher than the projected costs for Florida Power's new generating facilities to be located at its Polk County site.

         "By acquiring Tiger Bay, we can take advantage of a unique opportunity that should result in substantial savings. We can significantly reduce costs for our customers by purchasing the plant and terminating the contract obligations," said Joe Richardson, Florida Power president and chief operating officer.

         The Tiger Bay facility is owned by Tiger Bay Limited Partnership, which is comprised of three general partners. Destec Energy, Inc., a leading independent power producer based in Houston, Texas, owns the largest share at approximately 50 percent. The other partners are Energy Investors Fund and General Peat. The proposed transaction is slated to close on or before July 1, subject to approval by appropriate regulatory agencies and the closing of a potential sale of Destec.

         The plant, which uses an advanced gas-fired combined cycle technology, began commercial operation in January 1995. When it is added to Florida Power's fleet, it will be the most efficient generating unit on the company's system. The purchase would include the plant, equipment, spare parts and assigned contracts, including natural gas fuel and transportation contracts.

         Florida Power Corporation, the state's second-largest investor-owned electric utility serving 1.3 million customers in central and northern Florida, is the principal subsidiary of Florida Progress Corporation (NYSE:FPC).

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